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                                                                      Exhibit 14

                  AIR PRODUCTS AND CHEMICALS, INC.

                  CODE OF CONDUCT

         A MESSAGE FROM JOHN JONES
         CHAIRMAN, PRESIDENT, AND CEO

Dear Colleague:

We at Air Products have always tried to live by the highest standards of integrity and ethical behavior in the performance of our work. That commitment is expressed in both broad statements of principle, and statements of more specific requirements of compliance with our Company policy.

We can take pride in our record of consistently meeting or exceeding the requirements of applicable laws, accepted industry standards, and our own values. Through our actions and our communications, we try to keep that message a meaningful part of the thinking and actions of our employees.

It is Company policy that we conduct our business in compliance with the legal requirements of the countries in which we do business, and the highest moral and ethical standards. The reputation of the Company and each of its employees for unquestioned honesty, integrity, and fair dealing are priceless assets--assets that we must not compromise. And because it's also good business, maintaining that reputation should be of primary concern to each of us. You should know too that disciplinary action, up to and including dismissal, could result for employees who fail to comply with laws or to exhibit the highest standard of ethics. Non-compliance with law may also result in legal action against responsible individuals and the Company.

This reissuance of the Company's Code of Conduct comes at a time when corporate business practices are under intense public scrutiny. Investors in the United States and around the world have witnessed the collapse of a number of companies, large and small, due to failures of diligence, ethics, and controls. In this environment, it is especially important that you join me in renewing our commitment to upholding the highest standards of integrity and ethics as set forth in the Code of Conduct.

It is important that all of us understand the Code of Conduct and satisfy its requirements in our everyday work. So please take the time to read this booklet. Because the laws applicable to our businesses are voluminous and complex, obvious and not-so-obvious questions about the Code can arise at any time in your day-to-day activity. You should seek advice whenever you are in doubt. Questions should be addressed to the Director, Corporate Compliance, or to Company legal counsel with whom you ordinarily consult.

/s/ John

John
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INTRODUCTION

SOME BROAD PRINCIPLES

Community Involvement

Each of the Company's facilities will function as an integral part of the country, economy, and regional community in which it conducts the Company's business operations. Employees are encouraged to participate in community and political activities as concerned and responsible citizens. Both the Company and its employees benefit from any activity that improves the health, well-being, education, and culture of the community. Together, they have a responsibility to support and share in the development of social and civic activities designed to improve the quality of life in each such community.

Environmental Concerns

Air Products is firmly committed to protection of the environment and conservation of the world's natural resources. The Company will comply with applicable environmental laws and regulations. The Company's environmental concerns include the health and aesthetic needs of communities' citizens. The Company will participate in the development of sound, equitable, and realistic laws and other standards designed to preserve the quality of the environment.

Safety

The protection of the health of its employees and their safety from injury are fundamental objectives of the Company. These are moral responsibilities of each employee as well, and the Company recognizes their importance to the success of its business. Therefore, the Company's goal is to be a leader in safety and health in each industry in which it is a member.

The Company will also provide its customers with products and services that meet high standards of safety and reliability. Accordingly, employees will strive to minimize the potential risk of injury or illness to others from goods and services furnished by the Company. A Company goal is to maintain a position of industry leadership in meeting these standards.

Quality

Air Products is committed to being one of the industry leaders in quality for every product and service it provides in every market it serves. The Company is dedicated to continued improvement in its overall quality performance in every facet of its operations. The Company's goal is to conform consistently to its customers' expectations regarding its products and services.

Fairness

The Company, through its employees, officers and directors should endeavor to deal fairly with the Company's customers, suppliers, competitors and employees. No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice.

COMPLIANCE POLICY

Beyond the very broad principles of the Company's philosophy, there are also some more particular requirements to comply with Company policy. Some of those more particular requirements are set forth in the Business Conduct Guidelines, which are set out in the Code. It is Company policy that we conduct our business in compliance with the highest moral and ethical standards. Throughout this Code of Conduct, references to "employees" are intended to refer to the directors, officers, assistant officers, employees, and agents of the Company, and references to the Company are intended to refer to the Company and its controlled subsidiaries and joint ventures. Employees shall conduct the Company's affairs in accordance with this policy. Since the Company is a multinational company, employees will

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frequently be confronted with laws, regulations, and business practices in the various countries and economies that differ from those in places where they customarily do business. As a company, we cannot equivocate on honesty and integrity. The Company will be a responsible corporate citizen in every country in which it conducts its business. Compliance with the legal requirements in all countries in which we do business is a key part of our ethical standards.

The Code aims at assuring adherence to that policy. Although we may present portions of the Code in a different manner in countries outside of the U.S., its message and the policy remain the same. Where laws in a country outside of the U.S. are more restrictive, the more restrictive laws are to be adhered to by our employees doing business in that country. Where a conflict presents itself, it should be resolved with the assistance of the Law Department.

The Code is crucial to establishing central oversight and coordination of the compliance efforts of the Company to minimize the likelihood of violations, to halt any violations that may occur as soon as reasonably possible after its discovery, and to discipline those who engage in such behavior, as well, as individuals who fail to exercise appropriate supervision and oversight and thereby allow such behavior by their subordinates to go undetected. It incorporates and supplements existing policies, practices and procedures and does not displace regulatory, auditing and other reporting systems that form the basis of the compliance program of the Company. Because the Code needs to change as the industries in which we do business evolve, it may be revised periodically.

CORPORATE RESPONSIBILITY

The Company shoulders primary responsibility in this area. We will hire and retain employees whose integrity matches our values, and who will not engage in illegal activities or violate Company policy. We will assure that each existing employee receives a copy of the Code, and that each new employee is provided a copy as a part of his or her orientation process. Through the Code, we will provide employees sufficient information to understand the standards and requirements that apply to them. We will deliver this information through a variety of informative methods such as e-mails, home and office mailings, and training by people knowledgeable about each of the specific areas of focus described in the Business Conduct Guidelines.

EMPLOYEE RESPONSIBILITY

Employees have a responsibility, too. The Code of Conduct and Business Conduct Guidelines describe conduct expected of all our employees. They identify a number of particular areas which present significant risks to the Company. Since no guidelines could cover all circumstances and risks, they are summary in nature, and not complete. In some countries or regions, portions of the Business Conduct Guidelines will not be applicable or will need to be modified to be applicable. The portion dealing with Political Contributions/Lobbying is an example. In some countries and jurisdictions, political contributions and lobbying are simply not permitted. Individual business units or staff groups may issue additional more specific guidance about certain practices related to those particular businesses or groups. IT IS THE OBLIGATION OF EACH EMPLOYEE TO BECOME FAMILIAR WITH THE CONTENTS OF THESE GUIDELINES AS THEY APPLY TO HIS OR HER RESPONSIBILITIES, AND TO ACT IN ACCORDANCE WITH THE CODE OF CONDUCT IN THE PERFORMANCE OF HIS OR HER ACTIVITIES. Additional information regarding each area contained in the Business Conduct Guidelines can be found at the end of each section. Employees should seek clarification or assistance from the Director, Corporate Compliance or Company legal counsel with whom the employee ordinarily consults.

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IMPLEMENTATION

COMPANY COMPLIANCE ASSISTANCE LINE                                1-877-272-9726

We hope all employees will fully comply with the Code of Conduct. And we expect managers and supervisors to create and maintain a work environment that encourages and promotes constructive, frank, and open discussion. Leaders must communicate the seriousness of the Company's expectations for ethical conduct and their own personal support of these expectations. Ethical leadership includes both fostering a work environment that encourages employees to voice concerns or otherwise seek assistance if faced with potentially compromising situations, and supporting those who speak out. But we recognize that we may not achieve 100 percent success in the pursuit of these goals. So, we have channels for employees to use in the implementation of this Code of Conduct.

Employees having questions or needing advice about the Code, or having reason to suspect a violation, should feel free to seek answers or advice, and report their suspicions. Their immediate supervisor would be the normal person to consult.

If the suspicions involve the supervisor, or if the employee would prefer to report the suspicions to another manager, he or she should take the matter to the desired manager, or to the Director, Corporate Compliance. The Director, Corporate Compliance, is to be notified of reports of suspected violations of the policy.

An employee may be reluctant to make such reports to anyone in management. In those circumstances, employees are encouraged to call the third-party operated, toll-free Compliance Assistance Line at 1-877-272-9726 to report suspicions of violations. Callers from outside the United States and Canada will need to access the toll-free Compliance Assistance Line by first dialing the AT&T Access Number applicable to the country from which the call is being placed. This assistance line will be staffed to receive calls 24 hours a day, 7 days a week, by people trained to collect sufficient information from callers to allow the Company to effectively handle reports. Access to operators fluent in languages other than English is provided as necessary. While the employee may choose to report anonymously, choosing anonymity and withholding detailed information may limit the ability of the Company to address or reconcile issues.

The Audit Committee of the Board has adopted the following procedure: Employees wishing to report suspected violations related to questionable accounting or auditing matters, in particular, to the Audit Committee of the Board of Directors, may do so by calling the Compliance Assistance Line, following the same procedure described above, and requesting that the report be forwarded to the Audit Committee, as well. Employees may make such a report on an anonymous basis.

NON-RETALIATION

Employees who, in good faith, report suspected violations in a manner described in the Code, are protected by the Company's policy of non-retaliation. Any retaliation for such a report should itself be reported through the Compliance Assistance Line.

INVESTIGATION

Our Director, Corporate Compliance, or a designee, will promptly evaluate and investigate all credible reports of suspected violations of the Code of Conduct.

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COMPLIANCE MONITORING

Our Director, Corporate Compliance, is responsible for the overall administration of this Code of Conduct and will be responsible for documenting the compliance efforts of the Company. We may use internal or outside auditors and counsel, staff functions or consultants to audit various functions within the Company to assess the adequacy of, and adherence to, the Code of Conduct.

ENFORCEMENT

We will take appropriate action to correct any detected violations of the Code of Conduct, including correcting any failures of our Code or other policies and procedures, which inadvertently allowed the violations to occur, or to go undetected. A FAILURE BY AN EMPLOYEE TO COMPLY WITH THE CODE OF CONDUCT MAY RESULT IN DISCIPLINARY ACTION, WHICH COULD INCLUDE TERMINATION OF EMPLOYMENT, REFERRAL FOR CRIMINAL PROSECUTION, AND/OR LEGAL ACTION BY THE COMPANY TO RECOVER LOSSES OR DAMAGES RESULTING FROM THE VIOLATIONS. MANAGERS AND SUPERVISORS MAY BE SUBJECT TO DISCIPLINARY ACTION AND/OR PERSONAL LIABILITY FOR ANY INTENTIONAL OR CARELESS FAILURE TO DISCOVER OR ADDRESS VIOLATIONS COMMITTED BY THEIR SUBORDINATES.

ADMINISTRATION

Our Director, Corporate Compliance, will report to the Vice President and General Counsel, who will be the Chief Compliance Officer of the Company.

To provide for awareness, review, and participation at the highest levels of the Company, the Director, Corporate Compliance, will report any substantial violations of the Code of Conduct to the Corporate Executive Committee as frequently as circumstances require, and to the Audit Committee of the Company's Board of Directors as frequently as required, but at least once a year. The Audit Committee will, in turn, report to the full Board of Directors.

Periodically, the Director may designate certain employees who will be required to provide a written certification that they have reviewed and understand the Code of Conduct and confirming that during the immediately preceding period:

     -   they complied with the Code of Conduct, and

     -   they have no personal knowledge of any violation of it by others.

SHAREHOLDER ACCESS

The Company will make this Code of Conduct available for viewing BY INTERESTED PERSONS through appropriate means, including on the Corporate Governance section of the Company's external website. The Company will similarly and timely disclose to the public any amendment, or expressed or implicit material waiver, of the application of the Code to any employee of the Company. Any requests for a waiver to this Code of Conduct must be in writing and addressed to the Chief Compliance Officer. In order to effectively grant any such request, it will be elevated to the Board of Directors.

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BUSINESS CONDUCT GUIDELINES

FINANCIAL ACCOUNTING AND REPORTING

As a publicly traded company, full, fair, accurate, timely, and understandable disclosure is required in periodic reports and documents filed by the Company with the U.S. Securities and Exchange Commission ("SEC") and in other public communications. Not only are accuracy and reliable business records mandated by law, but they are of critical importance to the Company's decision-making process. All business records, accounts, vouchers, invoices, bills, payrolls, service records, reports to government agencies and others, books, and records of the Company must be prepared with care and accuracy and be maintained in a verifiable manner and, in their final form, in conformance with U.S. Generally Accepted Accounting Principles (GAAP). All entries to Company ledger accounts must be substantiated by documentation that accurately describes the transactions they represent. No employee, regardless of position, is authorized to depart from this requirement or to condone a departure by anyone else. All corporate funds and accounts must be established in accordance with applicable standard practices. No fund or account is to be established or maintained for a purpose that is not fully and accurately described in the relevant books of the Company. Accounting and internal control procedures shall be strictly adhered to at all times.

Related to this particular area and many others is the requirement that since the Company's records are important corporate assets, employees are responsible for creating, using, storing, preserving and, as appropriate, disposing of records, in accordance with all applicable laws and regulations while meeting the needs of the business.

EXAMPLE

In your position as an assistant controller, you are spending another late night analyzing the financial results of your business area for the month. The revenue projections have failed to materialize during a time critical to the Company. In discussing this with your controller, she appears more than simply disappointed and tells you of all the pressure she's under from the business area vice president. She insists that you make some "beneficial adjustments, on a temporary basis, to get us all through this rough spot." You resist, but you fear, and she implies, that your career will not be enhanced by your "boy scout" approach to this.

DOING THE RIGHT THING TAKES A GREAT DEAL OF COURAGE AT TIMES. IMPLIED THREATS TO YOUR ABILITY TO SUPPORT YOURSELF AND YOUR FAMILY IN THIS WAY ARE INTIMIDATING AND WRONG. SHE'S WRONG, AND YOU WOULD BE WRONG TO DO AS SHE SAYS. YOU SHOULD REPORT THE CONVERSATION TO HER SUPERVISOR PROMPTLY. THE COMPANY HAS AN OBLIGATION TO PROTECT YOU FROM AN EFFORT TO HARM YOUR CAREER AS A RESULT OF YOUR REPORT, BUT IT CAN'T PROTECT YOU IF YOU DON'T REPORT IT.

CONFLICTING PERSONAL INTERESTS

        CONFLICTS OF INTEREST AND IMPROPER PAYMENTS

Employees should conduct all of the business affairs of the Company at arm's length; that is, they should avoid any situation that involves, or appears to involve, a conflict between their personal interests and the interests of the Company. That means avoiding any circumstances that might compromise--or even appear to compromise--their judgment or impartiality when doing their job.

Conflicts could arise if an employee is directly or indirectly connected with a supplier, competitor, or customer. Being connected directly means, for instance, being an owner, partner, consultant, or the recipient of wages, or other compensation. Being connected indirectly includes being an immediate family member of an owner, a silent partner, etc. of the business in question. (Shares of stocks, bonds and other securities in companies traded on major public exchanges, acquired, in an arm's length transaction, as a part of a normal investment program do not normally constitute a conflict.)

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 No employee should offer anything of value to, or accept anything of value from, a customer, a supplier or anyone else, which can be construed as an attempt to influence or prompt business decisions, or that can be considered to be a bribe or a pay-off. Obviously, giving or receiving cash is against Company policy. It is consistent with Company policy to accept or provide reasonable entertainment when normal business courtesies indicate a need. This would include providing or accepting a meal of reasonable value or the occasional social event, such as a play or a sporting event. Employees, whenever possible, should reciprocate in providing business courtesies in an effort to maintain a balanced relationship. Providing or receiving excessive entertainment or gifts is not considered ordinary or necessary business practice, and is against Company policy, as is accepting or providing even reasonable entertainment when it has been brought to our attention that it is against the policy of the customer or supplier involved. It may even be a violation of the law with respect to government employees, as there are very technical regulations regarding any dealings with government employees. Because of that, no gifts should be given to government employees without first seeking the approval of your immediate supervisor and a representative of the Law Department. The receipt of certain personal benefits, such as loans or guarantees of obligations, is of special concern, and are subject to the requirements of this conflict of interest guideline. It should be understood that employees are prohibited from using opportunities, which are discovered through Company information or their position, or using Company property for personal gain, or competing with the Company.

Since conflicts are often difficult to judge and the propriety of certain practices is not always clear, circumstances, which may involve a conflict should be promptly disclosed to the employee's immediate supervisor, or the Director, Corporate Compliance. A common-sense test for appropriateness is whether the parties involved would be willing to publicly disclose an action without fear of embarrassment or legal proceedings.

EXAMPLES

Your spouse holds a senior position at a company proposing to supply materials of the kind and quality being sought by Air Products for a particular project. In the ordinary course of business, you would be responsible for evaluating bids for suppliers to that project.

WHILE YOUR SPOUSE'S BUSINESS MAY HAVE THE BEST OVERALL BID, YOUR REVIEW AND PART IN AWARDING THE CONTRACT TO THAT BUSINESS COULD LEAD TO QUESTIONS AS TO YOUR IMPARTIALITY. SINCE IT IS IN THE INTEREST OF AIR PRODUCTS TO FOSTER AN EXPECTATION AMONG SUPPLIERS THAT THEIR PROPOSALS WILL BE FAIRLY EVALUATED, YOU SHOULD TELL YOUR SUPERVISOR OF THE CONFLICT AS SOON AS YOU LEARN OF IT, SO THAT ANOTHER DISINTERESTED EMPLOYEE MAY BE SELECTED TO EVALUATE THE BIDS.

You have just taken a new position in the Company. A supplier's representative, interested in obtaining an order from Air Products, calls on you to welcome you to your new position. She gives you a greeting card also containing two season tickets to the local professional hockey team.

YOU MUST GRACIOUSLY REFUSE TO ACCEPT THE GIFT. ALTHOUGH WE ARE INTERESTED IN FOSTERING RELATIONSHIPS WHICH MAKE OUR WORK MORE PLEASANT AND IMPROVE THE ABILITY OF AIR PRODUCTS TO OBTAIN PROMPT AND ATTENTIVE SERVICE, THIS GIFT EXCEEDS REASONABLE COURTESIES, AND COULD BE EASILY VIEWED AS AN INDUCEMENT FOR YOU TO GIVE THE SUPPLIER SPECIAL AND INAPPROPRIATE CONSIDERATION IN MAKING YOUR PROFESSIONAL JUDGMENTS.

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CONFLICTING PERSONAL INTERESTS

         SECURITIES/INSIDER TRADING

It is a violation of Company policy for an employee to disclose, directly or indirectly, any confidential information acquired in the course of his or her employment with the Company. Employees may not use such information to their own advantage, or to the Company's disadvantage. There are legal reasons for this policy, but it is also aimed at preventing damage to the Company resulting from the disclosure of valuable information.

This policy would forbid the purchase of stock in another company which an employee has reason to believe the Company may be interested in acquiring. Nor could an employee give such information to another who in turn might make use of it. This kind of information is often referred to as "insider" information. In general, it means material information about Air Products or another company which has not been made public (such as knowledge that the Company may be interested in acquiring that other company), and which could affect a decision to buy, sell or hold the stock of Air Products or the other company. Disclosure of "insider" information relating to a publicly traded company may result in criminal or civil liability for the disclosing individual.

From time to time, certain employees are specifically informed that, because of their knowledge about and/or involvement in a certain project, they are restricted in their ability to engage in any buying or selling of Air Products stock. Further, certain employees of the Company, whose position involves regular access to material information about the company which is not generally available to the public, are subject to special restrictions applicable to any buying or selling of Air Products stock by them, other than during certain so-called "window periods." Whether or not notified, if you are in possession of material, non-public information about the Company, you are prohibited from trading in Air Products stock.

EXAMPLE

You are attending a safety meeting. As the meeting breaks up, another employee mentions that the product development effort which the two of you have been working on is going so well that the first public announcement about this product, which is sure to revolutionize the market, is to be made next week. During your regular weekly golf outing with long-time friends, one of them asks "What's new and exciting at work."

THOUGH YOU ARE APPROPRIATELY PROUD OF THE RESULTS OF YOUR EFFORTS, YOU SHOULD NOT DISCUSS THIS UNTIL MADE PUBLIC. BUYING OR SELLING ON THE BASIS OF THIS KIND OF INFORMATION COULD BE A VIOLATION OF THE LAW.

RELATIONS WITH COMPETITORS / ANTITRUST LAWS

We expect our employees to follow the letter and spirit of the antitrust laws of the United States and of any other country or group of countries whose laws apply to our business. Through the Company's commitment to free and open competition in the marketplace, the Company will grow and prosper. No employee should assume that the Company's interest in enhancing its earnings or meeting its financial objectives ever requires or justifies actions in conflict with those laws and our commitment to follow them.

In general, these laws prohibit agreements or actions that may restrain trade or reduce competition. One of these U.S. laws, the Sherman Act, makes certain agreements and understandings between competitors per se unlawful. That means they are flatly prohibited and cannot be defended or justified in any way, even where the parties acted in good faith and even if the agreement or understanding was economically rational. Further, there will be no examination of whether the understanding or agreement actually adversely affected competition; instead, it is presumed to be illegal. By way of example, per se violations include agreements among competitors to: 1) fix or control prices or terms, 2) boycott certain suppliers or customers, 3) allocate products, territories or markets, or
4) limit the production or sale of products.

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Antitrust laws are complex and difficult to interpret, and they apply to a very broad range of corporate activities. Violations can carry serious civil and criminal sanctions. And even the allegation of a violation can be damaging and disruptive to the Company. So great care and attention is expected of employees in a position to affect the commercial actions of the Company.

Contact with competitors can be dangerous, but can serve legitimate business purposes, such as certain trade association meetings and activities, and the discussion of joint business or research ventures. When you have any doubt if a transaction or course of conduct is consistent with Company policy or when considering a joint business or research venture of this kind, you should consult our Law Department for guidance.

EXAMPLES

You are attending a trade association meeting including some of our competitors. Following a meeting focused on improving and standardizing industry equipment safety, you are approached by a representative of one of our competitors. He tells you of his need for more product in a region, and suggests that if we also need product in the region, our mutual financial interests might be served by jointly building a production facility. In fact, you know that it would be cheaper to build the larger plant. We could take our share of the product and sell it to whomever we want, at any price we can get -- that is, we could still compete with one another.

WHETHER THIS JOINT PRODUCTION EFFORT WOULD BE LEGAL IS A QUESTION WHICH REQUIRES CAREFUL THOUGHT. YOU SHOULD CONTACT OUR LAW DEPARTMENT TO REVIEW IT WITH YOU.

When you respond to the first question by saying that you will consider his suggestion and review it with your Law Department, he goes on to suggest that, in another region, we are probably both suffering with unnecessarily low margins. He suggests that we could make life simpler for ourselves by agreeing which of us will get the business of each of the major customers in that region.

WHILE HE MAY BE RIGHT THAT SHORT-TERM SUPPORT TO PRICES MIGHT RESULT FROM THAT ARRANGEMENT, IT WOULD BE WRONG AND ILLEGAL, AND THE LEGAL CONSEQUENCES MIGHT TURN OUT TO BE ENORMOUS. YOU SHOULD MAKE YOUR REFUSAL TO CONSIDER THIS VERY CLEAR. YOU DO NOT WANT ANYONE TO BE IN A POSITION TO SUGGEST THAT YOU AGREED BY YOUR ACTIONS, EVEN THOUGH YOU DID NOT SAY "YES." THIS SHOULD BE REPORTED TO THE DIRECTOR, CORPORATE COMPLIANCE, OR OUR LAW DEPARTMENT.


INTERNATIONAL TRADE LAWS

         ANTI-BOYCOTT LAWS

Some foreign governments boycott or refuse to deal with the governments of other countries or businesses within the borders of those other countries. These governments have attempted to heighten the impact of their boycott by requiring customers and suppliers beyond their borders to refuse to deal with the target country or companies from the target country as a condition of doing business with the company from the boycotting country. The United States has enacted laws and regulations generally prohibiting U.S. companies and their foreign and domestic subsidiaries from cooperating with boycotts, which the U.S. government does not support. These laws also require the reporting to U.S. government agencies of most written and oral requests to comply with or support such boycotts. Violations may result in criminal and civil penalties and the loss of tax benefits. It is the policy of the Company to comply in all respects with the U.S. anti-boycott laws and regulations.

EXAMPLE

You have been trying for years to sell equipment and services to a company in country X. Finally, you are informed that you will be awarded the business, and you are given a copy of the draft contract the company intends to use. It would be a long-term and financially rewarding deal for the Company. Then

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you notice that the draft contract contains a provision requiring that Air
Products agree not to utilize components or persons from country Y in performing the contract. Air Products does not need to use components or persons from country Y.

AS IS THE CASE WITH CONTRACTS GENERALLY, YOU SHOULD REVIEW IT WITH OUR LAW DEPARTMENT, WHO WILL ALSO DETERMINE THE NEED FOR REPORTING THE REQUEST. YOU MAY NOT BE ABLE TO PROCEED WITH THE CONTRACT UNTIL THE BOYCOTT LANGUAGE CONTAINED IN ALL DOCUMENTATION IS REMOVED OR APPROPRIATELY AMENDED. PROVISIONS SUCH AS THESE NORMALLY MUST BE PROMPTLY REPORTED AND REMOVED FROM ALL DOCUMENTATION, AND CANNOT BE REPLACED WITH A VERBAL AGREEMENT.

INTERNATIONAL TRADE LAWS

         IMPORT / EXPORT LAWS

Global importing and exporting laws require accurate classification, valuation, end-user/end-use screening, and timely documentation of commodities and technologies crossing international borders. The United States and other governments may restrict, through required licensing, the exportation, importation, or re-exportation of commodities based on factors such as the origin, classification, or dual-use nature of many of our commodities and technologies, as well as the identity of the customer. Exports and re-exports to countries designated "embargoed" under the jurisdiction of the exporting country are prohibited. Violations may result in criminal and civil penalties and loss of exporting or importing privileges. It is the policy of the Company to comply with these laws.

EXAMPLE

You are at a trade convention in Italy and are approached by a representative of a company, which is interested in buying a large volume of one of our chemical products. The representative is unclear about the use and ultimate customer of the product, but promises that we would be the sole source for the customer and the price would be above market. You know that the chemical product has many legitimate uses, but you are also aware of certain dual-use qualities that can make the chemical very dangerous.

YOU SHOULD REFUSE TO DO BUSINESS UNLESS LEGITIMATE USE, CUSTOMER, AND DESTINATION INFORMATION CAN BE ESTABLISHED, AND UNTIL ANY REQUIRED EXPORT LICENSE FROM THE APPROPRIATE GOVERNMENT CAN BE PROPERLY OBTAINED. WE SHOULD NOT PARTICIPATE IN A SUBTERFUGE TO AVOID THE REQUIREMENTS OF THE LAW.

INTERNATIONAL TRADE LAWS

         FOREIGN CORRUPT PRACTICES ACT

It is our policy to comply with the U.S. Foreign Corrupt Practices Act. That act prohibits payments and offers of payments of anything of value to foreign officials, political parties, or candidates for foreign political office to get, keep, or direct business. And claiming not to know of the wrong-doing will not serve as a defense, where circumstances should reasonably have alerted you to it. Payments made indirectly through intermediaries, such as sales agents and consultants, when most people would understand that such payments are being passed along for prohibited purposes, are also illegal.

In addition to certain prohibited actions, the law also requires internal accounting control and record keeping which apply to the domestic operations of the Company in connection with any payments by its foreign subsidiaries.

The issues presented by this law are more complex than they may at first appear. As an example, although you might not consider the term "foreign official" to include employees of businesses owned by the foreign government, the law would generally consider them to be "foreign officials". To complicate things further, certain exceptions exist in the law. For these reasons and others, the assistance of legal counsel experienced in this area is essential for working through the complexities of the issues encountered in connection with complying with this law.

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While some have complained that, by enacting this law, the U.S. government has unfairly handicapped U.S.-based companies in competing globally, recently, a large number of countries, including many of the major industrialized countries from western Europe have signed a treaty agreeing to enact substantially similar laws. Before doing business outside of the U.S., U.S. employees need to have a working knowledge of these laws and policies.

EXAMPLES

You have been making repeated efforts at selling our long-term services to a government-owned business in an emerging nation. Our local sales agent contacts you saying that he finally arranged a meeting with the key decision maker. He says there's a small issue though. The key decision maker needs a sign of our support of him in the form of a large sum of cash. Our sales agent tells you he knows that a company with the reputation of Air Products would never want to be involved in such a thing, but offers that perhaps he can still arrange the meeting but he will have to work very hard--harder than he had thought. He says that he would probably be more successful if we help by raising his commission for this project. The new commission would be a surprisingly high percentage.

YOU SHOULD SAY NO, AND REVIEW THE EVENTS WITH OUR LAW DEPARTMENT. WHILE PAYING FOR THE SERVICES OF A SALES AGENT IS OFTEN APPROPRIATE, THESE CIRCUMSTANCES SHOULD LEAD YOU TO WORRY THAT THE SALES AGENT INTENDED TO PASS ALL OR A PART OF THE INCREASED COMMISSION ON TO THE DECISION MAKER. IT WOULD BE INAPPROPRIATE FOR US TO PARTICIPATE IN SUCH AN ARRANGEMENT, AND IF OUR REASONABLE SUSPICIONS WERE CORRECT, OUR PARTICIPATION COULD PROVE TO BE ILLEGAL. THE SUGGESTION SHOULD BE ENOUGH TO CAUSE YOU TO RE-CONSIDER THE APPROPRIATENESS OF OUR SELECTION OF THIS SALES AGENT.

Instead of a request for money the key decision maker indicates the need to tour the state-of-the-art plant we own and operate in southern California (not too far from local tourist attractions). This trip is far too expensive for his government to pay for, so he requests that it be paid for by Air Products. This is a small expense to Air Products in comparison with the value of this very large piece of business.

WHILE THERE ARE CIRCUMSTANCES WHERE SUCH EXPENSES MAY LEGITIMATELY BE PAID FOR A FOREIGN GOVERNMENT OFFICIAL, THE ISSUE IS QUITE COMPLEX. THE U.S. DEPARTMENT OF JUSTICE VIEWS THIS AS A VERY NARROW EXCEPTION TO THE PROHIBITIONS OF THE LAW, AND SOME ADDITIONAL FACTORS CAN PUSH OUR CIRCUMSTANCES OUT OF THE EXCEPTION. ADDITIONAL FACTORS MAY INCLUDE PAYING THE TRAVEL AND LIVING EXPENSES OF THE SPOUSE AND CHILDREN OF THE OFFICIAL, PAYING LARGE AMOUNTS OF ADDITIONAL LIVING EXPENSES AND TRIPS WHERE, AS AN EXAMPLE, ONE OF TEN DAYS IS DEVOTED TO TOURING COMPANY FACILITIES, WITH THE BALANCE BEING A PAID-FOR VACATION.

POLITICAL CONTRIBUTIONS / LOBBYING

It is our policy to comply with all laws governing political contributions. These laws can be complex. They are often enforced with civil and criminal penalties, and may vary widely from federal to state, and from state to state within the U.S. For example, some U.S. states allow, and others do not allow, corporate contributions to political candidates. Employees are, of course, free to give to any political party or

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candidate of their choice on their own behalf, but they may not make any contribution of Company funds, property or services to any political party or committee, or to any candidate for or holder of any office of any government. It is the policy of Air Products not to make any federal or state political contributions.

This policy does not prevent, where lawful, the operation of a Political Action Committee ("PAC"). In fact, U.S. employees, above a certain grade level, are from time to time asked to join the Air Products PAC, which makes contributions to federal and state candidates who share the Company's beliefs. The decision of any employee to participate in the Air Products PAC is purely voluntary. No one may pressure an employee in any way to join.

No employee should lobby or try to influence state or federal officials to act, or refrain from acting, with respect to legislation or other policy decisions on matters relating to Company business, unless the action is approved by the Director, Corporate Relations. Not only is it important to coordinate our lobbying efforts, but increasingly those considered to be lobbyists must register as lobbyists.

EXAMPLE

Air Products would be very interested in the passage of a law in one of the states in which we do business. We know the vote will be close. We are contacted by a key legislator on the eve of the vote. After casually discussing our long relationship and the importance of the vote to us, the legislator suggests that her re-election effort is behind in its fund-raising efforts and that she would be very grateful for a meaningful contribution from Air Products.

WHILE AIR PRODUCTS DOES FIND IT USEFUL TO LOBBY LAW MAKERS IN THE FEDERAL AND STATE GOVERNMENTS, IT IS DONE WITHIN THE LAW. THIS SUGGESTION SEEMS TO BE A VERY HEAVY-HANDED REQUEST FOR SOMETHING WHICH IS NOT APPROPRIATE. IN FACT , IT MAY BE ILLEGAL. AT THE VERY LEAST IT WOULD NOT APPEAR, IF PRINTED IN THE REGIONAL NEWSPAPER, TO BE APPROPRIATE, AND IT IS NOT PERMITTED BY COMPANY POLICY. IT IS ESSENTIAL TO INVOLVE OUR CORPORATE RELATIONS PERSONNEL IN PLANNING OUR EFFORTS AT APPROPRIATELY MAKING OUR CASE TO LAWMAKERS.

EMPLOYMENT

The Company values diversity in its workforce and believes employees with diverse backgrounds can and do make valuable contributions to its success. Our continued success depends largely on our ability to attract and develop a diverse work force of qualified men and women. We expect all persons in our workplaces to be treated with dignity and to have their rights respected. We will not tolerate sexual or other harassment or discrimination on the basis of, among other things, race, creed, gender, religion, national origin, age, disability, sexual orientation, veteran status or any other basis prohibited by law, by or against any person at any level. Every employee will be judged on the basis of his or her qualifications to perform his or her job. We simply cannot afford to deprive ourselves of capable people for reasons based on unlawful or unjust discrimination. Instead, the Company fully supports all principles of equal opportunity in employment.

EXAMPLE

You are trying to fill a position, which will include responsibility for work in a variety of countries outside the United States. Among the candidates, the one with the best educational background and experience, a woman, is expressing great interest in the opportunity, but you are aware that businessmen in some of the countries included in the area of responsibility do not like dealing with businesswomen.

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IT IS AGAINST THE POLICY OF AIR PRODUCTS, AND ILLEGAL, TO EXCLUDE THE BEST
CANDIDATE FROM CONSIDERATION BECAUSE SOMEONE MIGHT NOT LIKE DEALING WITH PROFESSIONAL WOMEN. IT IS IMPORTANT THAT WE FOLLOW WHAT WE BELIEVE TO BE THE RIGHT PATH IN WHAT WE DO, EVEN WHEN IT INVOLVES ACTIVITIES OUTSIDE OF THE UNITED STATES.

INTELLECTUAL PROPERTY

While the flow of information within the Company regarding current and future projects, products, and plans is critical to the performance of the employees and the Company, that information could be valuable to a competitor, and its disclosure to others without approval could be harmful to the Company. The Company may also hold confidential information of other companies or individuals, which we are legally obligated to protect. Beyond that, all Company assets should be used for legitimate business purposes. Therefore, employees should protect sensitive Company information from unauthorized disclosure or use, and employees shall not use such information to further any personal interest or to the Company's disadvantage. The confidential or proprietary information of another company or individual should be received and used only in accordance with a written agreement approved by one of the attorneys in our Law Department to avoid potential legal claims or contamination of the Company's own research efforts, developments and business. Adequate security must be maintained in disposing of confidential and proprietary information.

It is a normal and appropriate part of the conduct of business to try to understand and anticipate the products, plans, and strategies of competitors. This information can be gathered from a variety of legally appropriate sources, but there are clear limits. Improper acquisition or use of confidential information of competitors can have serious legal and business consequences. One limitation is found in the recently enacted federal Economic Espionage Act, which provides severe criminal penalties for individuals or organizations who improperly receive or pass along trade secrets.

EXAMPLE

As part of a general sales call by a supplier, you are having dinner together-- much as you would expect he has with our competitors. The supplier asks how we are doing on a certain project, which we are negotiating with a potential customer.

WHILE IT MAY BE TO OUR BENEFIT TO DEVELOP FRIENDLY RELATIONS WITH OUR SUPPLIERS FOR OUR OWN PURPOSES, IT IS IMPORTANT TO KEEP IN MIND THAT ANYTHING WE SAY MAY BE PASSED ON TO THE COMPETITION. ONLY IF THE SUPPLIER IS INVOLVED IN SUPPORTING OUR EFFORTS ON A PARTICULAR PROJECT, AND HAS SIGNED A CONFIDENTIALITY AGREEMENT WITH AIR PRODUCTS TO ALLOW US TO DISCLOSE INFORMATION TO HIM OR HER, SHOULD WE THE DISCUSS THE PROJECT. THEN WE SHOULD ONLY DISCLOSE WHAT THEY NEED TO KNOW IN CONNECTION WITH THE WORK THEY ARE DOING FOR US.


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HEALTH CARE REGULATIONS

A portion of the Company's business is increasingly in the field of home healthcare. As a provider of health care related products and services in the U.S., the subsidiaries through which the Company conducts that business are subject to laws, including fraud and abuse laws. Fraud and abuse laws, in general, pertain to physician referrals, false claims, and anti-kickback laws, and the violation of these laws may result in civil and/or criminal penalties and the exclusion of the Company from government business. While these laws are broad in scope and cover a variety of conduct, in general, in connection with the home healthcare business, employees are directly and affirmatively PROHIBITED from engaging in the following conduct: (1) making, soliciting or receiving, directly or indirectly, payments or anything of value in exchange for making or recommending the referral of patients or the purchase of items for which payment is made under a federal health program; (2) submitting false, fraudulent, or misleading claims to any government entity or third party payer, including claims for service not rendered, claims which characterize the service differently than the service actually rendered (e.g. upcoding), falsification of medical necessity documentation or claims that do not otherwise comply with applicable program or contractual requirements; and (3) making false representations to any person or entity in order to gain or retain participation in a program or to obtain payment for any service. Fraud and Abuse laws currently apply to both Medicare and Medicaid programs and may at some point in the future apply to private payers. Some federal fraud and abuse laws also apply to other federal programs.

EXAMPLE

You are a salesperson for our liquid/bulk business and while visiting a hospital customer in connection with the renewal of the hospital's contract the hospital's purchasing agent asks if it's true that Air Products is now a homecare provider. You respond that it is true. The purchasing manager calls in the hospital's discharge planner to report the news and suggests that the hospital would be willing to direct its referral of new oxygen therapy patient to Air Products Healthcare if Air Products provided a discount on its bulk liquid medical oxygen purchases.

YOU SHOULD POLITELY REFUSE TO ENGAGE IN FURTHER DISCUSSIONS ON THIS TOPIC AND REPORT THE INCIDENT TO YOUR SALES SUPERVISOR AND THE VP OF COMPLIANCE AND REIMBURSEMENT OF AIR PRODUCTS HEALTHCARE.

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